EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice	Investor Relations	Public Relations Manager
President and Chief	StreetConnect, Inc.	LaCrosse Footwear, Inc.
Financial Officer	800-654-3517	503-262-0110 ext. 1393
LaCrosse Footwear, Inc.	BOOT@stct.com	epatterson@lacrossefootwear.com
503-262-0110 ext. 1331
LACROSSE FOOTWEAR ANNOUNCES SECOND QUARTER DIVIDEND
Portland, Ore.— April 28, 2008 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear, today announced that its Board of Directors has approved a quarterly dividend of twelve and one-half cents ($0.125) per share of common stock. This dividend will be paid on June 18, 2008 to shareholders of record as of the close of business on May 22, 2008.
“Today’s action by our Board of Directors reflects the strong financial results our Company has achieved in recent years, our continued confidence in the Company’s future and our commitment to consistently providing value to our shareholders,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
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